Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-277160 on Form S-3 and Registration Statement Nos. 333-85818, 333-85820, 333-85822, 333-85824, 333-85828, 333-85830, 333-108046, 333-120293, 333-129011, 333-145459, 333-154522, 333-154523, 333-159336, 333-164230, 333-212998, 333-212999, 333-236539, and 333-279386 on Form S-8 of our reports dated February 21, 2025, relating to the financial statements of International Paper Company and the effectiveness of International Paper Company’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ Deloitte & Touche LLP

Memphis, Tennessee
February 21, 2025